UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Centennial Communications Corp.

(Name of Registrant as Specified In Its Charter)

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CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 27, 2007

The 2007 Annual Meeting of Stockholders of Centennial Communications Corp. (the “Company” or “Centennial”) will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on September 27, 2007, at 10:00 a.m., local time. The purposes of the meeting are:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

2.	To approve an amendment to the Company’s 1999 Stock Option and Restricted Stock Purchase Plan to increase the number of shares issuable thereunder by 3,000,000 shares.

3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2008.

4.	To transact such other business as may properly come before the meeting.

We cordially invite all stockholders to attend. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy. The Board of Directors has set August 10, 2007 as the record date for the Annual Meeting. This means that owners of common stock at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting.

We enclose with this Notice the Company’s Proxy Statement for the Annual Meeting and the Company’s 2007 Annual Report to Stockholders.

By Order of the Board of Directors

Tony L. Wolk
Senior Vice President, General Counsel and Secretary

August 23, 2007

Whether or not you expect to attend the Annual Meeting, please read the accompanying Proxy Statement and promptly complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed within the United States, or vote by phone or via the Internet. The proxy, or any vote by phone or the Internet, is revocable by you at any time prior to its use at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned, or voted by phone or the Internet, to assure that all your shares will be voted at the Annual Meeting.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PRINCIPAL STOCKHOLDERS OF THE COMPANY
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
Proposal 2 AMENDMENT TO THE CENTENNIAL COMMUNICATIONS 1999 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN
Proposal 3 RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS

CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

PROXY STATEMENT

General

The Board of Directors of Centennial Communications Corp. (“Centennial,” the “Company,” “we” or “us”) is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at our 2007 Annual Meeting of Stockholders to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on September 27, 2007 at 10:00 a.m., local time, and at any adjournment or adjournments of the Annual Meeting. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about August 27, 2007.

At the Annual Meeting, stockholders of the Company will be asked to:

1.	elect nine directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	approve an amendment to the Company’s 1999 Stock Option and Restricted Stock Purchase Plan to increase the number of shares issuable thereunder by 3,000,000 shares; and

3.	ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2008.

Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The close of business on August 10, 2007 has been selected as the record date for determining the holders of outstanding shares of our common stock entitled to receive notice of and vote at the Annual Meeting. On August 1, 2007, there were 107,170,270 shares of common stock outstanding. Holders of common stock are entitled to one vote per share. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting.

Quorum and Vote Required

To carry on the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the Annual Meeting, either by proxy or in person. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are counted as present at the Annual Meeting for determining whether we have a quorum. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Directors will be elected by a plurality vote of the combined voting power of all shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes “withheld” from director-nominee(s) will not count against the election of such nominee(s).

Approval of the other proposals described in this Proxy Statement, or any other matter that may come before the Annual Meeting, will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Viewing Materials over the Internet

You can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record you can choose this option and save us the cost of producing and mailing these documents. To do so, please mark the designated box on the proxy card or follow the instructions if you vote by telephone or over the Internet. If you own common shares through a bank, broker or other holder of record, the holder of record may send you instructions on how to view future Proxy Statements and Annual Reports over the Internet. If you have not received these instructions and you would like to view these materials over the Internet, please contact the holder of record. If you choose to view the materials online, next year you will receive a proxy card or voting instructions with the Internet address where you can find the materials. Please be aware that you may have to pay for certain costs in connection with online viewing, such as Internet access and telephone charges. Your election to view our Proxy Statements and Annual Reports over the Internet will save us the cost of producing and mailing these documents.

How to Vote

Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. You may vote in one of the following ways:

By Telephone.  If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern time, on September 26, 2007. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

Over the Internet.  You can also vote your shares over the Internet. Your proxy card indicates the web site you may access for Internet voting. You may vote over the Internet 24 hours a day through 11:59 p.m., Eastern time, on September 26, 2007. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you are an owner in street name, please follow the instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

By Mail.  If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting.  The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote those shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends, namely (1) FOR the election of the nine persons named under “Election of Directors,” (2) FOR the approval of the amendment to the Company’s 1999 Stock Option and Restricted Stock Purchase Plan to increase the shares issuable thereunder by 3,000,000 shares and (3) FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending May 31, 2008. The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

Revocation of Proxies.  You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our General Counsel, Tony L. Wolk, at Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

Cost of Solicitation

We will pay all costs of soliciting the enclosed proxies. In addition to solicitation by mail, our officers and regular employees may solicit proxies by telephone or facsimile or in person. We also will request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and we will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The table below contains information regarding the beneficial ownership of our common stock as of August 1, 2007 by each stockholder who owns beneficially 5% or more of our common stock.

As used throughout this Proxy Statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares.

Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 107,170,270 shares of common stock outstanding on August 1, 2007.

	Number of Shares	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Class

Welsh, Carson, Anderson & Stowe(1)	39,870,090	37.2%
Thomas E. McInerney(2)	39,870,090	37.2%
Anthony J. de Nicola(3)	39,665,421	37.0%

(1)	According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe (“Welsh Carson”) on July 24, 2007 and information received from Welsh Carson, this consists of 31,122,000 shares held of record by Welsh, Carson, Anderson & Stowe VIII, L.P., 4,897,521 shares held of record by WCAS Capital Partners III, L.P., 204,669 shares held of record by WCAS Information Partners, L.P., and 3,663,900 shares held of record by individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII, L.P.’s sole general partner, including Messrs. McInerney and de Nicola, and individuals employed by its investment advisor. The address for Welsh, Carson, Anderson & Stowe is 320 Park Avenue, Suite 2500, New York, New York 10022.

(2)	Mr. McInerney, a director and Chairman of the Board of Directors of Centennial, owns of record 741,490 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII, L.P.’s general partner, affiliates of Mr. McInerney, own the remaining shares of common stock reflected as beneficially owned by Mr. McInerney. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(3)	Mr. de Nicola, a director of Centennial, owns of record 95,956 shares of common stock and 57,151 shares of common stock that are owned of record by a family partnership. Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII, L.P.’s general partner, affiliates of Mr. de Nicola, own the remaining shares of common stock reflected as beneficially owned by Mr. de Nicola. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

Certain of our stockholders are parties to a stockholders agreement that is described in detail under “Certain Relationships and Related Transactions” below.

Proposal 1

ELECTION OF DIRECTORS

Nine persons have been nominated for election as directors to serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees are currently directors.

The Board of Directors recommends a vote FOR each of the below-named nominees.

Under the amended and restated stockholders agreement described in detail under “Certain Relationships and Related Transactions,” certain affiliates of Welsh, Carson, Anderson & Stowe and certain affiliates of The Blackstone Group have agreed to establish and maintain a Board of Directors consisting of nine members. The parties initially entered into the amended and restated stockholders agreement in connection with the January 1999 merger in which these stockholders acquired a controlling ownership interest in the Company. Pursuant to the amended and restated stockholders agreement as currently in effect, the stockholders party to the agreement have agreed to vote for the election of our directors as described below:

•	So long as the Welsh Carson investors own not less than 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999, they can elect three directors. Currently Thomas E. McInerney, Anthony J. de Nicola and Darren C. Battistoni serve as the Welsh Carson investors’ board representatives. The chairman of our Board of Directors, who is currently Thomas E. McInerney, is selected by the Welsh Carson investors.

•	So long as the Blackstone investors owned not less than 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999, they could elect two directors. As of August 1, 2007, the Blackstone investors no longer owned at least 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999. Accordingly, the Blackstone investors no longer have a right under the amended and restated stockholders agreement to elect two directors. Nevertheless, in light of the Blackstone investors’ board representatives’ significant contributions to the Company and experience with us, we have renominated the two existing Blackstone investors’ representatives, Robert D. Reid and Scott N. Schneider.

•	Our Chief Executive Officer, who is currently Michael J. Small, will serve on our Board of Directors.

•	Up to three additional directors are elected by all of the stockholders, including the stockholders party to the agreement. These outside directors must be qualified as independent directors under the rules applicable to any company whose securities are traded on the Nasdaq Global Select Market and cannot be an employee or officer of Centennial (or any of our subsidiaries) or any of our stockholders who are party to the amended and restated stockholders agreement (or their respective stockholders, members or partners).

For more information about the amended and restated stockholders agreement, see “Certain Relationships and Related Transactions — Stockholders Agreement.”

The parties to the amended and restated stockholders agreement will vote for the election of the nominees named below unless, by reason of death or other unexpected occurrence, one or more of such nominees is not available for election. If a nominee is unavailable to serve, the parties to the stockholders agreement, and in the absence of instructions to the contrary, the proxy holders named in the accompanying proxy, will vote for a substitute nominee or nominees designated by the Board of Directors or the respective party to the stockholders agreement, or, if no substitute nominee or nominees are so designated, the membership of the Board of Directors will be reduced. The Board of Directors has no reason to believe that any of the nominees listed below will not be available to serve.

On March 14, 2007, James R. Matthews, formerly a general partner of Welsh Carson, resigned from our Board of Directors. Darren C. Battistoni was appointed to our Board of Directors as one of the Welsh Carson investors’ board representatives to replace Mr. Matthews.

The following table sets forth certain information concerning the nominees for director and their ownership of common stock as of August 1, 2007.

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares		Percent
First Became Director	Experience and Other Directorships	Beneficially Owned		of Class

Thomas E. McInerney Age: 65 Director since January 7, 1999	Mr. McInerney is currently a director and the Chairman of the Board of Directors of the Company. He joined Welsh Carson in 1986 and is a managing member or general partner of the respective sole general partners of Welsh Carson and other associated investment partnerships. He is a director of Savvis, Inc., along with Mr. Pellow, and he is also a director of ITC DeltaCom Inc., Broadridge Financial Solutions, Inc., and several private companies. Mr. McInerney is also Chairman of the Board of Trustees of St. John’s University.	39,870,090	(1)	37.2%

Darren C. Battistoni Age: 27 Director since March 14, 2007	Mr. Battistoni is currently a director of the Company. He is currently a Senior Associate with Welsh Carson. Prior to joining Welsh Carson in 2004, he was an investment-banking analyst at Credit Suisse for two years.	0		*

Anthony J. de Nicola Age: 43 Director since January 7, 1999	Mr. de Nicola is currently a director of the Company. He joined Welsh Carson in 1994 and is a managing member or general partner of the respective sole general partners of Welsh Carson and other associated investment partnerships. Previously, he worked for William Blair & Co. for four years in the merchant banking area. He is a director of several private companies.	39,665,421	(2)	37.0%

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares		Percent
First Became Director	Experience and Other Directorships	Beneficially Owned		of Class

James P. Pellow Age: 45 Director since September 10, 2003	Mr. Pellow is currently a director of the Company. He has served as the Executive Vice President and Chief Operating Officer of St. John’s University since 1999. Mr. Pellow has served at St. John’s University in various capacities since 1991. Prior to 1991, Mr. Pellow worked at the accounting firm of Coopers & Lybrand and at Chapdelaine & Co., a New York City municipal bond brokerage firm. He, along with Mr. McInerney, is also a director of Savvis, Inc.	48,032	(3)		*

Raymond A. Ranelli Age: 59 Director since September 7, 2004	Mr. Ranelli is currently a director of the Company. He retired from PricewaterhouseCoopers in 2003 where he was a partner for over 20 years. Mr. Ranelli held several positions at PricewaterhouseCoopers including Vice Chairman and Global Leader of the Financial Advisory Services practice. Mr. Ranelli is also a director of Hawaiian Telcom Communications, Inc., United Surgical Partners International, Inc., and United Components, Inc.	41,319	(4)		*

Robert D. Reid Age: 34 Director since February 19, 2004	Mr. Reid is currently a director of the Company. He also served as a director of Centennial from March 2001 to July 2001. He is a Managing Director of The Blackstone Group, L.P. and has been with The Blackstone Group since 1998.	465	(5)		*

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares		Percent
First Became Director	Experience and Other Directorships	Beneficially Owned		of Class

Scott N. Schneider Age: 49 Director since January 27, 2005	Mr. Schneider is currently a director of the Company. He is currently an Operating Partner and Chairman of Media and Communications for Diamond Castle Holdings, LP, a private equity firm. He was previously President and Chief Operating Officer of Citizens Communications Company from 2002 to 2004 and held various executive positions at Citizens since 2000. Prior to joining Citizens, Mr. Schneider was Chief Financial Officer and a member of the Board of Directors of Century Communications, where he worked from 1991 to 1999. Mr. Schneider also served as Chief Financial Officer, Senior Vice President and Treasurer and a member of the Board of Directors of Centennial from 1991 to 1999, which was partially owned by Century Communications during such period. He is also a director of National CineMedia, Inc.	41,904	(6)		*

Michael J. Small Age: 49 Director since January 7, 1999	Mr. Small is currently a director of the Company. He has served as Chief Executive Officer and a director of Centennial since January 1999. Prior to joining Centennial, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 degrees Communications Company (now a subsidiary of ALLTEL Corporation) from 1995 to 1998. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.	1,909,561	(7)	1.8%

J. Stephen Vanderwoude Age: 63 Director since October 20, 1999	Mr. Vanderwoude is currently a director of the Company. He is currently a private investor. From 1996 until April 2007, he was Chairman and Chief Executive Officer of Madison River Telephone Company LLC, a company that acquired and operated rural telephone companies. Previously he was President, Chief Executive Officer and a director of Powerhouse Technologies, Inc., and a director of V-Band Corporation. He is currently a director of First Midwest Bancorp. He was formerly President and Chief Operating Officer and a director of Centel Corporation, and president of the local telecommunications division of Sprint Nextel Corp.	124,811	(8)		*

*	Less than 1%.

(1)	See note (2) to the table under “Principal Stockholders of the Company.”

(2)	See note (3) to the table under “Principal Stockholders of the Company.”

(3)	Consists of 2,000 shares that Mr. Pellow owns directly and 46,032 shares that Mr. Pellow has the right to acquire pursuant to stock option grants.

(4)	Consists of 41,319 shares that Mr. Ranelli has the right to acquire pursuant to stock option grants.

(5)	Consists of 465 shares that Mr. Reid owns directly.

(6)	Consists of 41,904 shares that Mr. Schneider has the right to acquire pursuant to stock option grants.

(7)	Consists of 164,387 shares that Mr. Small owns directly and 1,745,174 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(8)	Consists of 55,000 shares that Mr. Vanderwoude owns directly and 69,811 shares that Mr. Vanderwoude has the right to acquire pursuant to stock option grants.

Board of Directors and Corporate Governance

Our Board of Directors oversees the activities of our management in the handling of the business and affairs of our company. As part of the Board’s oversight responsibility, it monitors developments in the area of corporate governance, including new SEC and Nasdaq requirements, and periodically reviews and amends, as appropriate, our governance policies and procedures.

Independence

Our Board of Directors has determined that each of the members of our Board of Directors, except Michael J. Small, our Chief Executive Officer, is independent, as defined under applicable Nasdaq rules. In making this determination, the Board considered relevant facts and circumstances, including the number of shares beneficially owned by each of the directors and each director’s relationship, if any, to Welsh Carson or The Blackstone Group, and Welsh Carson and The Blackstone Group’s relationship to the Company (including the transactions described below under Certain Relationships and Related Transactions). Centennial’s independent directors meet in executive sessions throughout the year.

In addition, the Board of Directors has determined that each member of the Audit Committee is “independent” within the definition applicable to audit committee members contained in the Nasdaq Marketplace Rules. In making this determination with respect to Mr. Pellow, the Board of Directors considered that Mr. Pellow is the executive vice president and chief operating officer of St. John’s University and that Mr. McInerney, our Chairman and a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and associated investment partnerships, is Chairman of the Board of Trustees of St. John’s University and has made significant charitable contributions to St. John’s University in his individual capacity over the last several years. The Board of Directors determined, after considering Mr. McInerney’s relationship with St. John’s University, including the size of his contributions relative to the size of St. John’s University’s revenues and the fact that the contributions were made by Mr. McInerney personally and not by the Company or by Welsh, Carson, Anderson & Stowe VIII, L.P. or its associated entities, that these relationships with St. John’s University would not interfere with Mr. Pellow’s exercise of independent judgment in carrying out his responsibilities as a director.

Board Attendance

The Board of Directors met 7 times during the fiscal year ended May 31, 2007. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees of which said director was a member that were held during the period he was a director or member. All members of our Board of Directors attended our 2006 annual meeting of stockholders, except Messrs. Reid and Vanderwoude. We encourage our directors to attend the annual meeting of stockholders.

Nominations of Directors

In July 2007, our Board of Directors formed a Corporate Governance and Nominating Committee. In the past, given the amended and restated stockholders agreement described in detail under “Certain Relationships and Related Transactions” and our principal stockholders’ ownership interest in us, we had relied on our Director Nomination Policy and believed that a standing nominating committee was not necessary. Such matters, to the extent not dealt with in the amended and restated stockholders agreement, were discussed by our Board of Directors as a whole. Under the amended and restated stockholders agreement, certain affiliates of Welsh Carson and certain affiliates of The Blackstone Group have agreed to establish and maintain a Board of Directors consisting of nine members. The amended and restated stockholders agreement further provides that the stockholders party to the agreement will vote for the election as director of the persons discussed above under “Election of Directors.” In the future, these matters will be discussed by our Corporate Governance and Nominating Committee.

In selecting directors who are not designated in accordance with the amended and restated stockholders agreement, the Corporate Governance and Nominating Committee and the Board will consider candidates that possess qualifications and expertise that will enhance the composition of the Board, including the considerations set forth below. The considerations set forth below are not meant as minimum qualifications, but rather as guidelines in weighing all of a candidate’s qualifications and expertise.

•	Candidates should be individuals of personal integrity and ethical character.

•	Candidates should have background, achievements, and experience that will enhance our Board. This may come from experience in areas important to our business, substantial accomplishments or prior or current associations with institutions noted for their excellence. Candidates should have demonstrated leadership ability, the intelligence and ability to make independent analytical inquiries and the ability to exercise sound business judgment.

•	Candidates should be free from conflicts that would impair their ability to discharge the fiduciary duties owed as a director to Centennial and its stockholders.

•	Candidates should have, and be prepared to devote, adequate time and energy to the Board and its committees to ensure the diligent performance of their duties, including by attending meetings of the Board and its committees.

•	Due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences, as well as age, gender and ethnicity.

•	Consideration will also be given to the independence requirements and audit committee membership requirements of the Securities and Exchange Commission and Nasdaq Stock Market, as well as any other relevant legal and regulatory requirements.

We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our directors accumulate during their tenure. Accordingly, the process of the Corporate Governance and Nominating Committee and the Board for identifying nominees for directors who are not designated in accordance with the amended and restated stockholders agreement will reflect our practice of generally re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee and the Board believes continue to make important contributions and who consent to continue their service on the Board. If the Committee and the Board determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and that there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee and the Board’s view the incumbent should not be re-nominated, the Committee and the Board will, absent special circumstances, generally propose the incumbent director for re-election.

If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including from members of the Board and management. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Committee and Board will also consider candidates suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required by our By-Laws. Each stockholder recommendation should include at a minimum the director candidate’s name, biographical information and qualifications, and the director candidate’s acknowledgement that such person is willing to be nominated for directorship and serve as director if elected. The Committee and Board will consider stockholder recommendations regarding potential nominees for next year’s annual stockholders meeting, consistent with the policy described above, if we receive such recommendations prior to the deadline for stockholder proposal submissions, set forth below in “Stockholder Proposals.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

Depending on its level of familiarity with the candidates, the Committee may choose to interview certain of such candidates that it believes may possess qualifications and expertise required for membership on the Board. It may also gather such other information it deems appropriate to develop a well-rounded view of the candidate. Based on reports from those interviews or from Board members with personal knowledge and experience with a candidate, and on all other available information and relevant considerations, the Committee and the Board will select and nominate candidates who, in its view, are most suited for membership on the Board.

All selections by the Board of director nominees (including re-nominations of incumbent directors) who are not designated in accordance with the amended and restated stockholders agreement shall be approved by a majority of the independent directors (as defined by all applicable rules and regulations).

Committees of the Board of Directors

The Board of Directors has a Compensation Committee, an Audit Committee and a Corporate Governance and Nominating Committee. Currently, membership on these committees is as follows:

Corporate Governance and
Compensation Committee	Audit Committee	Nominating Committee

1. Thomas E. McInerney (chair)	1. James P. Pellow (chair)	1. J. Stephen Vanderwoude (chair)
2. Anthony J. de Nicola	2. J. Stephen Vanderwoude	2. Thomas E. McInerney
3. Robert D. Reid	3. Raymond A. Ranelli	3. Scott N. Schneider

The function of the Compensation Committee is to assist the Board in overseeing the Company’s compensation and employee benefit plans and practices. Our Compensation Committee, to the extent not otherwise approved by the full Board of Directors, also administers, determines the participants under and selects the recipients of awards under our 1999 Stock Option and Restricted Stock Purchase Plan (the “Stock Plan”). The role of the Compensation Committee is described in greater detail in “Compensation Discussion and Analysis.” We have adopted a written charter for our Compensation Committee, which describes the primary responsibilities of the Compensation Committee. Our compensation committee charter is available on the Corporate Governance page of the Investor Relations section of our website at www.centennialwireless.com. The Compensation Committee met three times during the fiscal year ended May 31, 2007.

The function of the Audit Committee and its activities during the past fiscal year are described under the heading “Audit Committee Report.” The Board of Directors has determined that Mr. Pellow is an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act. We have adopted a written charter for our Audit Committee, which describes the primary responsibilities of the Audit Committee. Our audit committee charter is available on the Corporate Governance page of the Investor Relations section of our website at www.centennialwireless.com. The Audit Committee met nine times during the fiscal year ended May 31, 2007.

The function of the Corporate Governance and Nominating Committee is to assist the Board in overseeing the composition and operation of the Board, including to (i) identify and recommend to the Board individuals qualified to become Board members, (ii) recommend directors to serve on each of the Board committees and (iii) oversee matters concerning the Company’s corporate governance. We have adopted a written charter for our Corporate Governance and Nominating Committee, which describes the primary responsibilities of such committee. Our Corporate Governance and Nominating Committee charter is available on the Corporate Governance page of the Investor Relations section of our website at www.centennialwireless.com. Our Corporate Governance and Nominating Committee was formed in July 2007 and thus did not meet during the fiscal year ended May 31, 2007.

Communications with Directors

Stockholders may send written communications to the Board, committees of the Board and individual directors (or groups of directors) by mailing those communications to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, Attn.: General Counsel, who will forward such communications to the relevant addressee. We will generally not forward to the directors shareholder communications that merely request general information about us.

Code of Conduct

We have adopted a written code of conduct applicable to directors, officers and employees. Our code of conduct is available on the Corporate Governance page of the Investor Relations section of our website at www.centennialwireless.com. If we make any substantive changes to our code of conduct, or grant any waiver from a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, we intend to disclose such events on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file. As a matter of practice, the Company typically files the Section 16(a) forms on behalf of its executive officers and directors, other than the Welsh Carson and Blackstone directors. We believe that during the fiscal year ended May 31, 2007, all Section 16(a) filing requirements applicable to our reporting persons were met, except that Mr. Battistoni’s initial filing on Form 3 was inadvertantly filed late.

COMPENSATION DISCUSSION AND ANALYSIS

The following provides an overview and analysis of our executive compensation programs and policies:

Compensation Program Philosophy and Objectives

Our vision is to be the premier regional provider of telecommunications services by tailoring the ultimate customer experience in the markets we serve. Competition for talented executives in the telecommunications industry is intense. Our ability to attract and retain executives with the requisite skills and experience to grow our business and achieve our business strategies is crucial to our ability to realize this vision. Accordingly, we have designed our executive compensation program to meet the following objectives:

•	Attract, motivate and retain highly qualified executives;

•	Align management interests with those of shareholders; and

•	Reward and encourage superior performance.

To attain these objectives, our executive compensation program contains both short-term and long-term incentives rewarding individual and company performance that generates returns for our shareholders.

Role of the Compensation Committee

The Compensation Committee is primarily responsible for overseeing our compensation and employee benefit plans and practices. In determining the compensation for our senior management, the Compensation Committee’s decisions are influenced by each individual’s experience level and scope of responsibility, the overall performance of the Company and the individual, and an assessment of the market for executive talent, including other peer companies.

The Compensation Committee takes into account each person’s performance in helping the Company achieve certain goals, including the following: (i) increasing revenues, (ii) increasing adjusted operating income, (iii) increasing the number of subscribers, (iv) meeting budgetary objectives, (v) the successful completion of certain acquisitions, dispositions, financings and other strategic initiatives and (vi) the successful achievement of certain individualized goals and objectives. The Compensation Committee evaluates the performance of our Chief Executive Officer, Mr. Small, directly. Mr. Small is not present during the Compensation Committees’ deliberations as to his compensation. With respect to senior management other than Mr. Small, the Compensation Committee relies upon the recommendation of Mr. Small, as the person in the best position to judge the respective performances of such individuals. As part of that process, Mr. Small reviews, among other things, the publicly disclosed executive compensation levels at similarly-sized telecommunications companies, including: ALLTEL Communications, Dobson Communications, Leap Wireless, Rural Cellular, Suncom Wireless, Time Warner Telecom and US Cellular.

Because the market for talented executives is extremely competitive, the Compensation Committee also considers, from time to time, the form and amount of compensation paid to executives of other companies, compiled from publicly available information. While the Compensation Committee has engaged compensation consultants to assist with this task from time to time in the past, it did not engage any such consultants in fiscal 2007. The Compensation Committee does not target a specific benchmark for compensation from the other companies whose compensation it reviews, but rather uses the information in light of the other factors.

Under the Compensation Committee’s charter, the Compensation Committee may delegate its authority to subcommittees consisting of at least two directors.

Elements of Executive Compensation

Our executive compensation consists primarily of three elements: base salary, annual incentive bonuses, which provides short-term cash incentive compensation, and stock options under our Stock Plan, which provides long-term equity incentives. Our policy for setting each compensation component is set forth below. The Compensation Committee does not have a pre-established policy or target for the allocation between cash and non-cash elements or between short-term and long-term incentive compensation. Rather, the Compensation Committee combines its experience with a periodic review of market data to determine the appropriate level and mix of incentive compensation.

Base Salary

We determine base salaries for our executives based on, among other things, job responsibilities, their tenure with and individual contribution to the Company, and their prior relevant background and experience. We also take into account competitive market data, but do not target base salary at any particular level in comparison to the market. Our Compensation Committee reviews base salaries annually or at the time of a promotion or other significant change in responsibilities, and will increase salaries to recognize these factors. To maintain flexibility, we do not target base salary at any particular percent of total compensation.

Annual Incentive Bonus Plan

We provide short-term incentive compensation to our senior management through annual cash bonuses that are determined by reference to a formula that ties a target bonus objective to the achievement of certain pre-defined financial and individual performance benchmarks. Such annual cash bonuses are based primarily on corporate performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control. The program is designed to reward executives for their contributions to the business goals that create shareholder value and to provide that a substantial portion of total compensation is at risk.

The Compensation Committee sets target bonuses, and the financial benchmarks for obtaining such target bonus, for each executive annually, based on recommendations from Mr. Small (other than with respect to himself.) The financial benchmarks established by the Compensation Committee for fiscal 2007 were revenue and adjusted operating income (a profitability measure of our business calculated as part of our financial statements), but vary slightly with respect to certain executive officers that perform services directly for one of the Company’s individual business units. In general, the targets under the financial benchmarks are tied to our Board-approved budget for the relevant year. Under this formula, the Company’s executive officers’ actual bonus amounts could be greater or less than the target bonus based on the Company’s actual financial performance. In addition, an executive officers’ individual bonus award may be adjusted up or down by up to 15% based on the achievement of certain pre-defined personal objectives, which are generally established at the beginning of the fiscal year. The maximum bonus for any executive officer is 250% of target. At the conclusion of each fiscal year, the Compensation Committee determines the amount of each participant’s bonus award by reference to the formula for such participant and the Company’s (or an individual business unit’s) actual financial performance and achievement of the established personal objectives for such participant.

As in setting base salaries, the Compensation Committee considers a combination of factors, such as job responsibility, tenure with the Company, individual contribution and market competition, in establishing each individual executive’s target bonus. Target bonuses are not set at any particular percentage of total compensation. Business and individual performance measures and target levels of performance are set by the Compensation Committee based on recommendations from Mr. Small. The target levels of performance are designed to be attainable but not assured, to motivate the participants in the annual incentive bonus plan to achieve such targets, and to reflect increasing value to shareholders.

In addition, in July 2007, the Compensation Committee approved the creation of a bonus pool in an aggregate amount of $783,000 for payment to employees of the Company, including executive officers, for their contributions during fiscal 2007. The bonus pool was created in recognition of the Company’s accomplishments during fiscal 2007, including, among other things: (i) increase in stock price of 70% during the fiscal year ($6.0 on June 1, 2006 to $10.19 on May 31, 2007), (ii) 6.7% growth in wireless subscribers during the year, (iii) successful completion of the sale of the Company’s Dominican Republic operations and (iv) successful launch of new innovative rate plans and products, including the Company’s unlimited rate plan in Puerto Rico. The amounts paid to the executive officers from the bonus pool were determined based on factors similar to those used to determine bonuses under the annual incentive bonus plan.

Stock Options

The Compensation Committee believes it is important to provide our senior management with stock-based incentive compensation that increases in value in direct correlation with improvement in the performance of our common stock. This aligns management’s interests with those of our shareholders and supports the creation of long-term shareholder value. The fundamental philosophy is to link the amount of compensation for an executive to his or her contribution to the Company’s success in achieving financial and other objectives. In general, we grant stock options under our Stock Plan to officers and other employees (director level and above) upon commencement of their employment with us and periodically thereafter. We generally grant stock options at regularly scheduled Board or Compensation Committee meetings.

As with other elements of compensation, the Compensation Committee considers a combination of factors, such as job responsibility, individual contribution and market competition, in establishing the amount of compensation provided by options to each individual executive. Equity incentives are not set at any particular percentage of total compensation.

The option awards are granted at an exercise price equal to the closing price of our common stock on the grant date (the date the grant is approved.) Options generally vest in equal annual installments over a three or four year period following the grant date, provided the grantee remains employed on the vesting date, so that such compensation is at risk of forfeiture based on the executive’s continued service with us. The vesting restrictions are intended to compensate executives for their contribution over a period of time, consistent with our emphasis on the long-term nature of our equity compensation. The Stock Plan also provides for the award of restricted stock, although such awards have not been used in any material respect. No restricted stock was awarded during fiscal 2007.

We periodically review executive officer stock option awards to ensure that executives maintain sufficient unvested awards to promote their continued retention. As part of such review, in May 2007, the Compensation Committee noted that a significant amount and value of the option grants previously awarded had already vested. The Compensation Committee discussed the importance of retaining senior management and the fact that the existing option grants may not be serving as a powerful retention tool given the fact that many of the executives already have significant value in their vested options as compared to the value of their unvested options. The Compensation Committee discussed these issues with our full Board and concluded that additional option grants were needed to retain senior management. As a result, the option grants to senior management awarded in May 2007 were generally larger than in prior years. To increase the retentive aspect of these option grants, the Committee determined that these options would vest in equal annual installments over a four-year period instead of the three-year period used in prior years.

Other Benefits

We provide our executives with customary, broad-based benefits that are provided to all employees, including medical insurance, life and disability insurance, dental insurance, an employee stock purchase program, and a 401(k) plan.

Under our employee stock purchase program, employees have been able to subscribe for shares of common stock at a purchase price equal to 85% of the average market price (as defined) on the last day of the payroll deduction period relating to an offering under the plan. Payment of the purchase price of the shares is made in installments through payroll deductions. We have decided not to offer the employee stock purchase plan during fiscal 2008.

We generally make matching contributions to each participant’s 401(k) plan account equal to 50% of the participant’s contribution up to 6% of the participant’s annual compensation. The matching contribution vests in equal installments over a four-year period to promote retention.

In addition to our broad-based benefits, we also make limited use of perquisites as an element of compensation. Perquisites are not a significant element of our compensation structure, but can be used to assist the executives in the performance of their duties, to make our executives more efficient and effective, and to attract, motivate and retain individuals in a competitive environment. In the past, these perquisites have been used more frequently with respect to executives of our Caribbean operations where such perquisites are more customary and are oftentimes necessary to attract executives to move to Puerto Rico from a different country. We believe these benefits provide executives with benefits comparable to those they would receive at other companies and are reasonable in scope and amount. The specific types and values of these perquisites is set forth in the notes to the Summary Compensation Table.

Employment Agreements and Termination Payments

To attract talented executives, we provide post-employment benefits to certain of our executives, depending on the benefits negotiated with the individual executives upon him or her joining the company, pursuant to employment agreements. In general, the employment agreements contain severance payments of between 6 to 12 months of base salary and a pro rata portion of the relevant target bonus for the relevant year.

Policy on Ownership of Stock and Options

We do not have any policy regarding levels of equity ownership (stock or options) by our executive officers or directors.

Recovery of Previously Paid Incentive Compensation

We do not have a policy with regard to the recovery of previously paid incentive compensation where such compensation has been paid based on financial information later determined to have been inaccurate through a financial statement restatement or otherwise. In such event, the matter would be referred to the Compensation Committee or Board for analysis and recommendation.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers named in this proxy statement, unless certain requirements are met. To maintain flexibility in compensating executive officers in a manner designed to aid in retention and promote varying corporate performance objectives, the Compensation Committee has not adopted a policy of meeting the Section 162(m) requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the above “Compensation Discussion and Analysis” with management. Based upon this review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

The Compensation Committee

Thomas E. McInerney (chair)
Anthony J. de Nicola
Robert D. Reid

EXECUTIVE COMPENSATION

The following table sets forth certain information for our fiscal year ended May 31, 2007, or fiscal 2007, with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers (collectively, the “Named Executives”).

Summary Compensation Table

				Non-Equity
			Option	Incentive Plan	All Other	Total
		Salary	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Michael J. Small Chief Executive Officer	2007	$425,000	$917,522	$500,000	$14,204	$1,856,726

Thomas J. Fitzpatrick Executive Vice President, Chief Financial Officer	2007	$325,000	$664,395	$250,000	$34,512	$1,273,907

Phillip H. Mayberry President — US Wireless Operations	2007	$298,269	$491,357	$663,367	$12,050	$1,465,043

Carlos T. Blanco President — Puerto Rico Operations	2007	$274,616	$766,747	$108,000	$161,619	$1,310,982

Tony L. Wolk Senior Vice President, General Counsel, and Secretary	2007	$243,846	$306,661	$131,250	$9,423	$691,180

(1)	Amounts in the Option Awards column represent the dollar amounts recognized for financial statement reporting purposes for fiscal 2007 for each Named Executive in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. These amounts include amounts related to awards granted in fiscal 2007 and in prior years. A discussion of the assumptions used in valuation of option awards may be found in Notes 1 and 8 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended May 31, 2007.

(2)	Amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by each Named Executive during fiscal 2007 under our annual incentive bonus plan, although paid in the following fiscal year.

(3)	Amounts in the All Other Compensation column reflect, for each Named Executive, the sum of the incremental cost to us of all perquisites and personal benefits as follows:

(a)	Mr. Small’s other compensation for fiscal 2007 consists of $3,923 for a matching contribution made by us under our 401(k) Retirement Investment Plan, $5,400 for reimbursement of certain tax preparation and financial planning expenses, $810 for supplemental life/disability insurance, $2,000 for an executive health exam and $2,071 for tax gross-ups.

(b)	Mr. Fitzpatrick’s other compensation for fiscal 2007 consists of $3,000 for a matching contribution made by us under our 401(k) Retirement Investment Plan, $1,336 for reimbursement of certain tax preparation and financial planning expenses, $810 for supplemental life/disability insurance, $2,000 for an executive health exam, $17,387 for reimbursement of certain housing and related expenses and $9,979 for tax gross-ups.

(c)	Mr. Mayberry’s other compensation for fiscal 2007 consists of $3,808 for a matching contribution made by us under our 401(k) Retirement Investment Plan, $1,242 for supplemental life/disability insurance, $2,000 for an executive health exam and $5,000 for an automobile allowance.

(d)	Mr. Blanco’s other compensation for fiscal 2007 consists of $138,620 for reimbursement of certain housing, club and related expenses, $17,864 for an automobile allowance, $1,893 for certain miscellaneous local benefits, $1,242 for supplemental life/disability insurance, and $2,000 for an executive health exam.

(e)	Mr. Wolk’s other compensation for fiscal 2007 consists of $3,392 for a matching contribution made by us under our 401(k) Retirement Investment Plan, $3,015 for reimbursement of tax preparation and financial planning expenses, $486 for supplemental life/disability insurance, $2,000 for an executive health exam and $530 for tax gross-ups.

The following table sets forth certain information with respect to grants of plan based awards to the Named Executives, including grants under our annual incentive bonus plan and grants of stock options, during fiscal 2007:

Grants of Plan Based Awards

					All Other
					Option
					Awards:
					Number of	Exercise
		Estimated Future Payouts under Non-			Securities	Price of
		Equity Incentive Plan Awards(1)			Underlying	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Grant Date
Name	Date	($)	($)	($)	(#)	($/Sh)	Fair Value

Michael J. Small	5/31/07	—	$500,000	$1,950,000	600,000	$10.19	$4,128,000
Thomas J. Fitzpatrick	5/31/07	—	$250,000	$1,125,000	300,000	$10.19	$2,064,000
Phillip H. Mayberry	5/31/07	—	$250,000	$925,000	300,000	$10.19	$2,064,000
Carlos T. Blanco	5/31/07	—	$225,000	$862,500	300,000	$10.19	$2,064,000
Tony L. Wolk	5/31/07	—	$125,000	$312,500	200,000	$10.19	$1,376,000

(1)	Represents target and maximum payout levels under our annual incentive bonus plan for fiscal 2007. There is no threshold payout level under our annual incentive plan. The actual amount of incentive bonus earned by each Named Executive in fiscal 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of our annual incentive bonus plan is included under Compensation Discussion and Analysis.

Employment Agreements

1. Michael J. Small — Chief Executive Officer.  In January 1999, we entered into an employment agreement with Michael J. Small, our Chief Executive Officer. The Compensation Committee has determined that Mr. Small’s base salary for fiscal 2008 will be $467,500 and his target bonus for fiscal 2008 will be $550,000. The term of Mr. Small’s employment agreement expires on September 30, 2008 (as a result of an automatic renewal), but will automatically renew for subsequent one-year terms unless we or Mr. Small give notice of non-renewal at least 90 days before the expiration of any renewal term. Mr. Small’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances (see “Potential Payments upon Termination or Change In Control,” below). During the employment term and for a period of one year following the termination of his employment, except under certain circumstances, Mr. Small is subject to certain non-competition and non-solicitation provisions contained in his employment agreement.

2. Thomas J. Fitzpatrick — Executive Vice President and Chief Financial Officer.  We entered into an employment agreement with Thomas J. Fitzpatrick in July 2002. The Compensation Committee has determined that Mr. Fitzpatrick’s base salary for fiscal 2008 will be $350,000 and his target bonus for fiscal 2008 will be $275,000. The term of his employment agreement expires on August 19, 2008 (as a result of an automatic renewal) but will automatically renew for subsequent one-year terms unless we or Mr. Fitzpatrick give notice of non-renewal at least 90 days before the expiration of any renewal term. Mr. Fitzpatrick’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances (see “Potential Payments upon Termination or Change In Control,” below). During the employment term and for a period of one year following the termination of his employment, Mr. Fitzpatrick is subject to certain non-competition and non-solicitation provisions contained in his employment agreement.

3. Carlos T. Blanco — President, Puerto Rico Operations.  We entered into an employment agreement with Carlos T. Blanco in May 2007. The Compensation Committee has determined that Mr. Blanco’s base salary for fiscal 2008 will be $300,000 and his target bonus for fiscal 2008 will be $250,000. The term of Mr. Blanco’s employment agreement expires on May 31, 2008, but will automatically renew for subsequent one-year terms unless we or Mr. Blanco give notice of non-renewal at least 90 days before the expiration of the initial or any renewal term. Mr. Blanco’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances (see “Potential Payments upon Termination or Change In Control,” below). During the employment term and for a period of one year following the termination of his employment, Mr. Blanco is subject to certain non-competition and non-solicitation provisions contained in his employment agreement.

4. Tony L. Wolk — Senior Vice President, General Counsel and Secretary.  We entered into an employment agreement with Tony L. Wolk in September 1999 that was amended and restated in August 2003. The Compensation Committee has determined that Mr. Wolk’s base salary for fiscal 2008 will be $260,000 and his target bonus for fiscal 2008 will be $150,000. The term of Mr. Wolk’s employment agreement expires on August 27, 2008 (as a result of an automatic renewal), but will automatically renew for subsequent one-year terms unless we or Mr. Wolk give notice of non-renewal at least 90 days before the expiration of the initial or any renewal term. Mr. Wolk’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances (see “Potential Payments upon Termination or Change In Control,” below). During the employment term and for a period of one year following the termination of his employment, Mr. Wolk is subject to certain non-competition and non-solicitation provisions contained in his employment agreement.

Stock Plan

We established the Stock Plan in January 1999. The Stock Plan was approved by our stockholders in October 1999. The maximum number of shares issuable under the plan was increased several times through amendments approved by our Board of Directors and our stockholders. As of August 1, 2007, 418,384 shares remain available for future grants. The Compensation Committee has approved an amendment to the Stock Plan to increase the shares issuable thereunder by 3,000,000 shares (see Proposal 2 — Amendment to the Centennial Communications 1999 Stock Option and Restricted Stock Purchase Plan).

Administration of the Stock Plan has been delegated to the Compensation Committee. The Compensation Committee, within the parameters of the Stock Plan, has authority to determine to whom options or awards are granted, the number of options or awards granted, and the terms of such options and awards. All questions of interpretation or application of the Stock Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

Each option or award granted is evidenced by a stock option or restricted stock purchase agreement. The Compensation Committee will fix the term and vesting provisions of all options granted pursuant to the Stock Plan. Typically, we grant options that vest in equal annual installments over a three or four year period from the date of grant with a seven or ten year term. The exercise price of the stock options we grant is the closing price of the shares of common stock on the date the option is granted.

The following table sets forth certain information with respect to unexercised stock options held by the Named Executives outstanding on May 31, 2007:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Un-Exercisable		($)	Date

Michael J. Small	0	600,000	(2)	$10.1900	5/31/2017
	25,000	50,000	(3)	5.8200	5/25/2013
	183,540	91,771	(4)	8.4000	6/1/2012
	65,744	39,330	(5)	3.8800	7/15/2011
	183,402	78,660	(6)	3.4800	10/2/2013
	506,698	0		2.7700	6/23/2013
	885,460	0		2.9300	1/7/2009
Thomas J. Fitzpatrick	0	300,000	(2)	$10.1900	5/31/2017
	16,667	33,333	(3)	5.8200	5/25/2013
	131,102	65,550	(4)	8.4000	6/1/2012
	65,744	39,330	(5)	3.8800	7/15/2011
	91,701	39,330	(6)	3.4800	10/2/2013
	363,892	0		1.8400	8/19/2012
Phillip H. Mayberry	0	300,000	(2)	$10.1900	5/31/2017
	16,667	33,333	(3)	5.8200	5/25/2013
	78,660	39,330	(4)	8.4000	6/1/2012
	65,744	39,330	(5)	3.8800	7/15/2011
	91,701	39,330	(6)	3.4800	10/2/2013
	115,296	0		2.7700	6/23/2013
	70,509	0		3.2400	3/11/2012
	286,548	0		2.9300	1/7/2009
Carlos T. Blanco	0	300,000	(2)	$10.1900	5/31/2017
	16,667	33,333	(3)	5.8200	5/25/2013
	33,334	66,666	(7)	7.0950	3/30/2013
	104,881	209,761	(8)	9.4500	9/27/2012
Tony L. Wolk	0	200,000	(2)	$10.1900	5/31/1017
	16,667	33,333	(3)	5.8200	5/25/2013
	52,440	26,219	(4)	8.4000	6/1/2012
	35,063	20,977	(5)	3.8800	7/15/2011
	41,266	17,699	(6)	3.4800	10/2/2013
	13,835	0		2.7700	6/23/2013
	62,899	0		3.2400	3/11/2012

(1)	On December 21, 2005, we issued $550 million in aggregate principal amount of senior unsecured notes due 2013. The net proceeds from the notes offering, together with a portion of our available cash, were used to pay a special cash dividend of $5.52 per share to our common stockholders. As a result of the special cash dividend, our common stock began trading ex-dividend on January 6, 2006. To compensate holders of our outstanding stock options for the loss in economic value of the options resulting from payment of the special cash dividend, we made (i) an adjustment, pursuant to our Stock Plan, to the exercise price and number of options (the “Adjustment”) held by holders of then-outstanding stock options under the Stock Plan and

(ii) cash payments (the “Cash Payments”) to holders of then-vested stock options with an exercise price less than $13.22. The aggregate amount of the Cash Payments paid to holders of outstanding options was approximately $13 million. This amount represented the actual dividend that such holders would have received had they exercised all vested options on a cashless basis immediately before our common stock began trading ex-dividend on January 6, 2006 assuming a stock price of $13.22. The effect of the Adjustment and the Cash Payments, taken together, was to provide each holder of outstanding stock options with the same economic value immediately after the time our common stock began trading ex-dividend as such holder had immediately prior to such time. Awards shown in the Outstanding Equity Awards at Fiscal Year-End table reflect the number of shares underlying options and the exercise price of such options as adjusted to reflect the Adjustment.

(2)	These options were granted on May 31, 2007 and vest 25% per year on May 31, commencing May 31, 2008.

(3)	These options were granted on May 25, 2006 and vest 33.3% per year on May 25, commencing May 25, 2007.

(4)	These options were granted on June 1, 2005 and vest 33.3% per year on May 31, commencing May 31, 2006.

(5)	These options were granted on July 15, 2004 and vest 33.3% per year on July 15, commencing July 15, 2005.

(6)	These options were granted on October 2, 2003 and vest 25% per year on October 2, commencing October 2, 2004.

(7)	These options were granted on March 30, 2006 and vest 33.3% per year on March 30, commencing March 30, 2007.

(8)	These options were granted on September 27, 2005 and vest 33.3% per year on September 27, commencing September 27, 2006.

The following table summarizes the exercise of stock options during fiscal 2007 by the Named Executives:

Option Exercises and Stock Vested Table

	Option Awards
	Number of Shares		Value Realized
	Acquired on Exercise		on Exercise
Name	(#)		($)(1)

Michael J. Small	336,000	(2)	$1,765,403
Thomas J. Fitzpatrick	50,000		$354,554
Phillip H. Mayberry	135,000		$819,393
Carlos T. Blanco	—		—
Tony L. Wolk	82,394		$506,742

(1)	The value realized on exercise is calculated based on the difference between the exercise price of the options and the market price of the stock at the time of exercise (i.e. price per share at which the underlying common stock was sold on that day.)

(2)	All shares were sold pursuant to a Rule 10b5-1 trading plan implemented by Mr. Small in October 2006.

Potential Payments upon Termination or Change In Control

Payments under Employment Agreements

As described above under “Employment Agreements”, we are party to employment agreements with Messrs. Small, Fitzpatrick, Blanco and Wolk that provide for certain severance benefits in the event of termination of their employment under specified circumstances.

Michael J. Small.  Under Mr. Small’s employment agreement, if we terminate Mr. Small’s employment other than for “cause” or by reason of his death or disability, or if Mr. Small terminates his employment with us for “Good Reason” (each of “cause” and “Good Reason” as defined in the employment agreement), he is entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs if the Company’s plan for such fiscal year is achieved, and life insurance and medical and health insurance for up to 12 months.

Had Mr. Small’s employment been terminated as of May 31, 2007, he would have been entitled to the following payments pursuant to his employment agreement:

			Stock
	Salary(1)	Bonus(2)	Options(3)	Benefits(4)	Total

Termination other than for cause or by reason of his death or disability, or for Good Reason	$425,000	$500,000	$0	$12,165	$937,165

(1)	Represents the annual base salary for Mr. Small during the fiscal year ending May 31, 2007.

(2)	Represents the target bonus for Mr. Small for the year ended May 31, 2007 and assumes that 100% of the target bonus is paid.

(3)	Mr. Small’s stock option grant of May 31, 2007 provides for accelerated vesting following a change of control on the earlier to occur of (i) 6 months following the date of the change of control or (ii) the date Mr. Small is terminated (other than for cause) or quits (for good reason). The value associated with the accelerated vesting is zero because the exercise price of the stock options ($10.19) and the closing price of the Company’s common stock on May 31, 2007 ($10.19) were the same.

(4)	The value of the continued life insurance and medical and health insurance benefits is based on the cost of these premiums to us, as of May 31, 2007, for 12 additional months.

Thomas J. Fitzpatrick.  Under Mr. Fitzpatrick’s employment agreement, if we terminate Mr. Fitzpatrick’s employment other than for “cause”, death or disability or he terminates the agreement for “Good Reason” (each of “cause” and “Good Reason” as defined in his employment agreement), Mr. Fitzpatrick will be entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs if Mr. Fitzpatrick’s relevant performance targets are achieved, and life insurance and medical and health insurance for up to 12 months. In addition, if Mr. Fitzpatrick’s employment terminated by reason of his death or disability, he will be entitled to a pro rata portion of any bonus payable for the fiscal year in which such termination occurs if the relevant performance targets are achieved.

Had Mr. Fitzpatrick’s employment been terminated as of May 31, 2007, he would have been entitled to the following payments pursuant to his employment agreement:

			Stock
	Salary(1)	Bonus(2)	Options(3)	Benefits(4)	Total

Termination other than for cause or by reason of his death or disability, or for Good Reason	$325,000	$250,000	$0	$12,165	$587,165
Termination for death or disability	—	250,000	$0	—	$250,000

(1)	Represents the annual base salary for Mr. Fitzpatrick during the fiscal year ending May 31, 2007.

(2)	Represents the target bonus for Mr. Fitzpatrick for the year ended May 31, 2007 and assumes that 100% of the target bonus is paid.

(3)	Mr. Fitzpatrick’s stock option grant of May 31, 2007 provides for accelerated vesting following a change of control on the earlier to occur of (i) 6 months following the date of the change of control or (ii) the date

Mr. Fitzpatrick is terminated (other than for cause) or quits (for good reason). The value associated with the accelerated vesting is zero because the exercise price of the stock options ($10.19) and the closing price of the Company’s common stock on May 31, 2007 ($10.19) were the same.

(4)	The value of the continued life insurance and medical and health insurance benefits is based on the cost of these premiums to us, as of May 31, 2007, for 12 additional months.

Carlos T. Blanco.  Under Mr. Blanco’s employment agreement, if we terminate Mr. Blanco’s employment other than for “cause” (as defined in his employment agreement), death or disability, Mr. Blanco will be entitled to continue to receive his base salary with respect to the one-year period following such termination and life insurance and medical and health insurance for up to 12 months. If Mr. Blanco’s employment is terminated by reason of his death or disability, he will be entitled to a pro rata portion of any bonus payable for the fiscal year in which such termination occurs if the relevant performance targets are achieved.

Had Mr. Blanco’s employment been terminated as of May 31, 2007, he would have been entitled to the following payments pursuant to his employment agreement:

			Stock
	Salary(1)	Bonus(2)	Options(3)	Benefits(4)	Total

Termination other than for cause or by reason of his death or disability	$275,000	—	$0	$4,287	$279,287
Termination for death or disability	—	$225,000	$0	—	$225,000

(1)	Represents the annual base salary for Mr. Blanco during the fiscal year ending May 31, 2007.

(2)	Represents the target bonus for Mr. Blanco for the year ended May 31, 2007 and assumes that 100% of the target bonus is paid.

(3)	Mr. Blanco’s stock option grant of May 31, 2007 provides for accelerated vesting following a change of control in the event that within one year following the date of the change of control, Mr. Blanco’s employment is terminated other than for cause or he quits for good reason. The value associated with the accelerated vesting is zero because the exercise price of the stock options ($10.19) and the closing price of the Company’s common stock on May 31, 2007 ($10.19) were the same.

(4)	The value of the continued life insurance and medical and health insurance benefits is based on the cost of these premiums to us, as of May 31, 2007, for 12 additional months.

Tony L. Wolk.  Under Mr. Wolk’s employment agreement, if we terminate Mr. Wolk’s employment other than for “cause” (as defined in his employment agreement), death or disability, Mr. Wolk will be entitled to continue to receive his base salary with respect to the one-year period following such termination and life insurance and medical and health insurance for up to 12 months. If Mr. Wolk’s employment is terminated by reason of his death or disability, he will be entitled to a pro rata portion of any bonus payable for the fiscal year in which such termination occurs if the relevant performance targets are achieved.

Had Mr. Wolk’s employment been terminated as of May 31, 2007, he would have been entitled to the following payments pursuant to his employment agreement:

			Stock
	Salary(1)	Bonus(2)	Options(3)	Benefits(4)	Total

Termination other than for cause or by reason of his death or disability	$245,000	—	$0	$12,208	$257,208
Termination for death or disability	—	125,000	$0	—	$125,000

(1)	Represents the annual base salary for Mr. Wolk during the fiscal year ending May 31, 2007.

(2)	Represents the target bonus for Mr. Wolk for the year ended May 31, 2007 and assumes that 100% of the target bonus is paid.

(3)	Mr. Wolk’s stock option grant of May 31, 2007 provides for accelerated vesting following a change of control on the earlier to occur of (i) 6 months following the date of the change of control or (ii) the date Mr. Wolk is terminated (other than for cause) or quits (for good reason). The value associated with the accelerated vesting is zero because the exercise price of the stock options ($10.19) and the closing price of the Company’s common stock on May 31, 2007 ($10.19) were the same.

(4)	The value of the continued life insurance and medical and health insurance benefits is based on the cost of these premiums to us, as of May 31, 2007, for 12 additional months.

Stock Plan

Under our Stock Plan, options are generally exercisable after termination only to the extent that the participant could have otherwise exercised such option as of the date on which he or she ceased to be so employed. Options are exercisable for the following periods after termination:

•	upon termination by the Company for cause or by the participant for any reason other than as a result of the participant’s death or disability, for one month;

•	upon termination by the Company other than for cause, for three months; and

•	upon termination as a result of the participant’s death or disability, for one year.

In addition, in the event of any offer to holders of our common stock generally relating to the acquisition of all or substantially all of their shares or any proposed transaction generally relating to the acquisition of substantially all of our assets or business, the Board may, in its sole discretion, cancel any outstanding options and pay to the holder thereof a value equal to the product of (i) the number of shares of common stock subject to the stock options so cancelled multiplied by (ii) the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of common stock pursuant to such acquisition exceeds (y) the exercise price applicable to such stock options.

Other Benefits

We have other plans and programs that provide benefits upon termination, such as our 401(k) plan. The provisions of these plans and programs apply to all participants in each plan or program, and do not discriminate in favor of the Named Executive Officers.

Directors’ Compensation

Each non-employee director (other than the Welsh Carson directors and Robert D. Reid (a Blackstone director)) receives a $25,000 annual retainer, $1,500 for each Board meeting or committee meeting attended in person or telephonically, an annual award of an option to purchase 15,000 shares of our common stock and reimbursement of expenses incurred in connection with attending meetings. In addition, the chairman of our Audit Committee receives an additional $10,000 annual fee.

The following table sets forth the compensation of each of our non-employee directors for fiscal 2007, other than Thomas E. McInerney, Darren C. Battistoni, and Anthony J. de Nicola (the Welsh Carson directors), James R. Matthews (a former Welsh Carson director, who resigned from our Board effective March 14, 2007) and Robert D. Reid (a Blackstone director), each of whom received no compensation for serving as directors during fiscal 2007. Compensation paid to Mr. Small is set forth in the Summary Compensation Table.

	Fees Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

James P. Pellow	$44,000	$51,450	—	$95,450
Raymond A. Ranelli	$40,000	$51,450	—	$91,450
Scott N. Schneider	$28,000	$51,450	—	$79,450
J. Stephen Vanderwoude	$38,500	$51,450	—	$89,950

(1)	Amounts in the Option Awards column represent the dollar amounts recognized for financial statement reporting purposes for fiscal 2007 for each director in accordance with SFAS 123R, adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. These amounts include amounts related to awards granted in fiscal 2007 and in prior years. A discussion of the assumptions used in valuation of option awards may be found in Notes 1 and 8 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended May 31, 2007. At May 31, 2007, our non-employee directors held options to purchase the following numbers of shares of our common stock:

The following table sets forth the aggregate stock options held by each of our directors (other than Mr. Small) as of May 31, 2007:

Aggregate
Stock Options
Outstanding as
Name	of 5/31/2007

Thomas E. McInerney	0
Darren C. Battistoni	0
Anthony J. de Nicola	0
James P. Pellow	46,032
Raymond A. Ranelli	41,319
Robert D. Reid	0
Scott N. Schneider	41,904
J. Stephen Vanderwoude	69,811

Compensation Committee Interlocks and Insider Participation

The current members of our Board’s Compensation Committee are Thomas E. McInerney, Anthony J. de Nicola and Robert D. Reid. Messrs. McInerney and de Nicola are managing members of affiliates of Welsh Carson, which beneficially owns approximately 37.2% of our outstanding common stock as of August 1, 2007. Mr. Reid is a Managing Director of The Blackstone Group L.P., which beneficially owns approximately 2.6% of our common stock as of August 1, 2007 and owned in excess of 5% of the Company’s common stock during the fiscal year ended May 31, 2007. Because of these affiliations, Messrs. McInerney, de Nicola and Reid may be deemed to have a material interest in the matters described under “Certain Relationships and Related Transactions.”

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Audit Committee Report

The Company’s Board of Directors adopted a written Audit Committee charter which sets forth the key responsibilities of the Audit Committee. The charter can be accessed on the Corporate Governance page of the Investor Relations section of our website at www.centennialwireless.com. All members of our Audit Committee qualify as “independent” directors under the current listing standards of the Nasdaq Stock Market applicable to an audit committee members.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The principal purpose of the Audit Committee is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (Communication With Audit Committees), relating to auditors’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

The Audit Committee has received the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from the Company and has discussed with the independent auditors its independence. In addition, the Audit Committee also discussed with Deloitte & Touche LLP the overall scope and plans for its audit. To this end, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of its audit, the evaluations of Centennial’s internal controls, and the overall quality of Centennial’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007, for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2008.

Audit Committee

James P. Pellow (Chair)
Raymond A. Ranelli
J. Stephen Vanderwoude

Auditor Independence

Deloitte & Touche LLP are our independent auditors. The Audit Committee of our Board of Directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche’s independence.

Audit Fees

The following table shows the aggregate fees billed by Deloitte & Touche LLP for the fiscal years ended May 31, 2006 and 2007.

	2007	2006

Audit fees (1):	$1,934,795	$3,119,547
Audit-related fees (2):	144,256	90,000
Tax fees (3):	12,562	26,100
Other fees (4):	49,782	170,471

Total	$2,141,395	$3,406,118

(1)	Includes fees for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s quarterly reports and services normally provided by the independent registered accounting firm in connection with regulatory filings. Also included are fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, (ii) the effectiveness of the Company’s internal controls over financial reporting and (iii) statutory audits of certain of the Company’s subsidiaries. Amounts shown for fiscal 2006 include $314,525 related to the fiscal 2005 audit. Such amount was not included in the fiscal 2005 figure because such amount was not known at the time of filing the 2005 Proxy Statement.

(2)	Audit-related fees consist of fees related to employee benefit plan audits and other miscellaneous services.

(3)	Tax fees primarily consist of tax consulting services.

(4)	Other fees primarily consist of work performed in connection with the delivery of comfort letters and other miscellaneous services.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services of the Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. The purpose of this policy is to help ensure that the independent auditor maintains the highest level of independence from Centennial, in both appearance and fact. The Audit Committee will pre-approve all audit services and permissible non-audit services to be provided to us by our independent auditors. The Audit Committee will approve each year those non-audit engagements it deems appropriate and necessary, including the costs to us for such services up to certain dollar threshold amounts. Additional non-audit services, or provision of non-audit services in excess of the threshold amounts, will require separate pre-approval. The Audit Committee has delegated to each of its members the authority to grant certain pre-approvals between meetings in accordance with our policy. The relevant member of the Audit Committee will report its pre-approval decision to the Audit Committee at the next meeting.

Beneficial Ownership by Management

The following table sets forth, as of August 1, 2007, certain information with respect to the beneficial ownership of shares of common stock by the Named Executives of the Company and all directors and executive officers as a group.

	Shares of Stock		Percent
Name	Beneficially Owned		of Class

Michael J. Small	1,909,561	(1)	1.8%
Thomas J. Fitzpatrick	731,434	(2)	*
Phillip H. Mayberry	777,804	(3)	*
Carlos T. Blanco	259,763	(4)	*
Tony L. Wolk	248,925	(5)	*
All directors and executive officers as a group (14 persons)	44,217,283	(6)	39.7%

*	Less than 1%.

(1)	Consists of 164,387 shares that Mr. Small owns directly and 1,745,174 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(2)	Consists of 22,998 shares that Mr. Fitzpatrick owns directly and 708,436 shares that Mr. Fitzpatrick has the right to acquire pursuant to stock option grants.

(3)	Consists of 13,349 shares that Mr. Mayberry owns directly and 764,455 shares that Mr. Mayberry has the right to acquire pursuant to stock option grants.

(4)	Consists of 259,763 shares that Mr. Blanco has the right to acquire pursuant to stock option grants.

(5)	Consists of 5,778 shares that Mr. Wolk owns directly and 243,147 shares that Mr. Wolk has the right to acquire pursuant to stock option grants.

(6)	Consists of 40,136,997 shares owned directly by such persons and 4,080,286 shares that may be acquired by such persons pursuant to stock option grants.

Certain Relationships and Related Transactions

Stockholders Agreement

On January 7, 1999, each of the stockholders of CCW Acquisition Corp. who purchased shares of CCW Acquisition Corp. under the securities purchase agreement, dated December 29, 1998, and CCW Acquisition Corp. entered into a stockholders agreement. The stockholders agreement became our obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original stockholders agreement was superseded by a first amended and restated stockholders agreement dated as of January 20, 1999, in connection with the transfer by WCA Management Corporation of its equity interest in Centennial to another investment fund, and the first amended and restated stockholders agreement was amended on July 24, 2006 and June 4, 2007. We refer to the first amended and restated stockholders agreement, as so amended, as the amended and restated stockholders agreement. The parties to the amended and restated stockholders agreement include Welsh Carson and its affiliates, The Blackstone Group and its affiliates, Michael J. Small (our Chief Executive Officer), each of whom are our stockholders, and us.

Under the amended and restated stockholders agreement, the stockholders party to the agreement have agreed to establish and maintain for the Company a Board of Directors in the manner described under “Election of Directors.” The amended and restated stockholders agreement calls for the creation of a Compensation Committee consisting of three directors, two of whom will be designated by the Welsh Carson investors and one of whom will be designated by The Blackstone Group investors. The amended and restated stockholders agreement provides for an audit committee consisting of at least three directors, all of whom will be directors who qualify under the rules of the Nasdaq Global Select Market applicable to audit committee members. The amended and restated stockholders agreement requires that each other committee of our Board of Directors consist of at least three members, at least two of whom are selected by the Welsh Carson investors and at least one of whom is selected by The Blackstone Group investors. The Welsh Carson and Blackstone Group investors’ right to designate directors terminates in the event that such stockholder no longer owns at least 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999. As of August 1, 2007, the Blackstone investors no longer owned at least 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999. Accordingly, the Blackstone investors no longer have a right under the amended and restated stockholders agreement to elect two directors. Nevertheless, in light of the Blackstone investors’ board representatives’ significant contributions to the Company and experience with us, we have renominated the two existing Blackstone investors’ representatives, Robert D. Reid and Scott N. Schneider.

The amended and restated stockholders agreement places restrictions on the ability of Mr. Small to transfer shares of common stock owned in his name or on his behalf without the consent of the Welsh Carson investors. There are exceptions for transfers in registered public offerings or to his spouse or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh Carson investors to repurchase at fair market value any shares owned by him at the time of the termination of his employment.

The amended and restated stockholders agreement grants The Blackstone Group investors and Mr. Small the right to participate in any sale of common stock by any of the Welsh Carson investors. These co-sale provisions do not apply to transfers by Welsh Carson investors to affiliates, transfers by any of the Welsh Carson investors that are limited partnerships to their limited partners and transfers by Welsh Carson investors that are individuals to their spouses or children or to family trusts.

The amended and restated stockholders agreement grants the Welsh Carson investors the right to require The Blackstone Group investors and Mr. Small to sell their shares of common stock to a third party who offers to buy at least 80% of our capital stock. The sale of the Company must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when The Blackstone Group investors own more shares of common stock than the Welsh Carson investors.

We have granted preemptive rights to purchase shares of our common stock in proportion to the ownership of the stockholder in the situations described below to the Welsh Carson investors, The Blackstone Group investors, and Mr. Small. These preemptive rights apply to any sale by us of common stock or securities convertible into or exchangeable for common stock such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

The amended and restated stockholders agreement grants to the Welsh Carson investors a right of first offer that applies to sales of common stock by The Blackstone Group investors. This means that, if any of The Blackstone Group investors wishes to sell its shares, it must first allow the Welsh Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh Carson investors, The Blackstone Group investors cannot sell the shares to a third party on material terms which are the same as, or less favorable in the aggregate to, the terms offered by the Welsh Carson investors for the shares. This right of first offer does not apply to sales by The Blackstone Group investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act of 1933, as amended (the “Securities Act”), or distributions by any of The Blackstone Group investors which are limited partnerships to their limited partners.

We have agreed not to take any of the following actions without the approval of the Welsh Carson investors and The Blackstone Group investors, until the amended and restated stockholders agreement is terminated:

(1) amend, alter or repeal our certificate of incorporation or our by-laws in any manner that adversely affects the respective rights, preferences or voting power of the holders of our common stock, or the rights of the stockholders party to the amended and restated stockholders agreement, or

(2) enter into, or permit any of our subsidiaries to enter into, any transaction (other than with respect to normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, any transaction with a director (or an affiliate of such director) that is approved by a majority of the disinterested directors on our Board of Directors or a committee of our Board of Directors in accordance with Delaware law, customer transactions in the ordinary course of business, and the transactions contemplated by the amended and restated registration rights agreement described below) with:

•	any of our or our subsidiaries’ officers, directors or employees,

•	any person related by blood or marriage to any of our or our subsidiaries’ officers, directors or employees,

•	any entity in which any of our or our subsidiaries’ officers, directors or employees owns any beneficial interest, or

•	any stockholder of ours (or any affiliate of such stockholder) that owns, individually or collectively, at least 25% of our outstanding capital stock or any affiliate of any 25% stockholder.

Under the amended and restated stockholders agreement, each of the Welsh Carson investors, The Blackstone Group investors and Mr. Small has agreed not to, and agreed to cause its affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of holders of a majority of the shares held by the Welsh Carson investors, take any of the following actions:

(1) effect, seek, offer, engage in, propose or participate in

•	any acquisition of beneficial ownership of our equity or debt securities (or equity or debt securities of our subsidiaries) other than (a) pursuant to the preemptive rights granted under the amended and restated stockholders agreement, (b) acquisitions from other stockholders who are parties to the amended and restated stockholders agreement or (c) any stock dividend, stock reclassification or other distribution or dividends to the holders of our common stock generally,

•	any extraordinary transaction such as a merger or tender offer involving our company or any material portion of our business or a purchase of all or any substantial part of our assets or any material portion of our business, or

•	any solicitation of proxies with respect to the Company or any of our affiliates or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to the Company or any of our subsidiaries,

(2) propose any matter for submission to a vote of stockholders of the Company,

(3) seek to remove or appoint directors of the Company outside of the provisions of the amended and restated stockholders agreement, or

(4) form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of the Company, other than any group consisting exclusively of stockholders who are parties to the amended and restated stockholders agreement and their affiliates.

Under the amended and restated stockholders agreement, we have been required to pay WCA Management Corporation, an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P., an annual monitoring fee of $450,000 plus reasonable expenses and Blackstone Management Partners III, L.L.C. an annual monitoring fee of $300,000 plus reasonable expenses. We are not required to pay these monitoring fees if either the Welsh Carson investors or The Blackstone Group investors sells 75% of the shares (adjusted for stock splits) owned by them on January 20, 1999. As of August 1, 2007, the Blackstone investors had distributed a number of shares of our common stock to their partners such that the Blackstone investors no longer owned at least 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999. Accordingly, we are no longer required to pay such monitoring fee to the Blackstone investors.

All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of our Board of Directors and the composition of its committees, will terminate upon the earlier to occur of (1) January 20, 2009, or (2) the completion of a registered public offering of common stock raising not less than $50 million for the Company and the transfer by either the Welsh Carson investors or The Blackstone Group investors of 50% or more of the shares of common stock (adjusted for stock splits) owned by them on January 20, 1999.

The provisions of the amended and restated stockholders agreement governing the election of our Board of Directors and the composition of its committees will terminate upon the earlier to occur of (1) January 20, 2009, or (2) the completion of a registered public offering of common stock raising not less than $50 million for our company and the transfer by both the Welsh Carson investors and The Blackstone Group investors of 50% or more of the shares of common stock (adjusted for stock splits) owned by them on January 20, 1999.

Registration Rights Agreement

On January 7, 1999 each of the stockholders of CCW Acquisition Corp. who purchased shares of CCW Acquisition Corp. under the securities purchase agreement and CCW Acquisition Corp. entered into a registration rights agreement. The registration rights agreement became the Company’s obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original registration rights agreement was superseded by a first amended and restated registration rights agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund, and the first amended and restated registration rights agreement was superseded by a second amended and restated registration rights agreement on July 24, 2006 and was further amended on June 4, 2007. We refer to the second amended and restated registration rights agreement, as so amended, as the amended and restated registration rights agreement. The parties to the amended and restated registration rights agreement include Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates, The Blackstone Group and its affiliates and Michael J. Small, each of whom are our stockholders, and us.

The amended and restated registration rights agreement grants the Welsh Carson investors and The Blackstone Group investors the right to require the Company to register their shares of common stock under the Securities Act and assist in takedowns from shelf registration statements. The amended and restated registration rights agreement also grants each of the Welsh Carson investors, each of the Blackstone investors and Mr. Small the right to include, at their request, shares of common stock owned by them in registrations under the Securities Act by the Company.

Welsh Carson Bond Holdings and Indemnity Agreement

During the fiscal years ended May 31, 2003 and 2002, an affiliate of Welsh Carson purchased in open market transactions approximately $189.0 million principal amount of our 10 3/4% Senior Subordinated Notes due 2008 (the

“2008 Senior Subordinated Notes”). On September 24, 2002, we entered into an indemnification agreement with the Welsh Carson affiliate pursuant to which the Welsh Carson affiliate agreed to indemnify us in respect of taxes which may become payable by us as a result of these purchases. In connection with these transactions, we recorded a $15.9 million income tax payable included in accrued expenses and other current liabilities, and a corresponding amount due from the Welsh Carson affiliate that is included in prepaid expenses and other current assets. As of May 31, 2007, we reversed the entire $15.9 million previously recorded in income tax payable and due from the Welsh Carson affiliate as a result of the expiration of the statute of limitations in respect of taxes which may become payable by us, as a result of the bonds purchased. We have redeemed $325.0 million in aggregate principal amount of the 2008 Senior Subordinated Notes, which included approximately $172 million principal amount of 2008 Senior Subordinated Notes held by the Welsh Carson affiliate. At May 31, 2007, $45 million of these notes remained outstanding, of which $17.1 million was held by an affiliate of Welsh Carson.

Related Person Transaction Approval Policy

Under our Audit Committee charter, our Audit Committee is required to review and approve all transactions between us and a related person, to the extent required by applicable rules and regulations. Generally, management presents to the Audit Committee for approval at the next regularly scheduled Audit Committee meeting any related person transactions proposed to be entered into by us. In exercising its authority under the charter, the Audit Committee generally will approve or ratify a transaction between us and a related person after reviewing the facts and circumstances regarding such transaction and an analysis regarding the reasonableness of the transaction, including whether such transaction is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

Proposal 2

AMENDMENT TO THE CENTENNIAL COMMUNICATIONS
1999 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

General

In January 1999 we established the Stock Plan. The Stock Plan was approved by our stockholders in October 1999. As of August 1, 2007, 418,384 shares remain available for future grants.

The purpose of the Stock Plan is to promote the interests of the Company and its subsidiaries and the interests of our stockholders by providing an opportunity to selected employees and officers of the Company and its subsidiaries and to other persons providing services to the Company and its subsidiaries to purchase common stock of the Company. By encouraging such stock ownership, we seek to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to the business and financial success of the Company. The Company and the Board of Directors believes the Stock Plan has been successful in helping us attract, retain and motivate employees.

To continue the Stock Plan, the Board of Directors proposes that the Stock Plan be amended to increase the maximum number of shares of common stock issuable under the plan by 3,000,000.

The following summary describes the principal features of the Stock Plan and is qualified in its entirety by reference to the specific provisions of the Stock Plan.

The Board of Directors recommends that stockholders vote FOR the approval of the amendment to the Stock Plan.

Description of the Stock Plan

Shares and Options Subject to Plan.  The Stock Plan provides for the grant of options or awards to purchase an aggregate 17,456,720 shares of common stock (including the adjustment related to the Company’s special cash dividend paid on January 6, 2006, and subject to further adjustment) either in the form of incentive stock options (“ISOs”) intended to meet the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options or restricted stock purchase awards. The Stock Plan includes provisions for adjustment of the number of shares of common stock available for grant or award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in the capitalization of the Company.

Eligibility.  Under the Stock Plan, employees, including officers, are eligible to receive grants of either ISOs structured to qualify under Section 422 of the Code, or non-qualified stock options and restricted stock purchase awards, both of which are not intended to meet the requirements of Code Section 422. Consultants and non-employee directors are eligible to be granted only nonqualified options and awards.

Administration.  Administration of the Stock Plan has been delegated to the compensation committee of the Board of Directors, consisting entirely of “Non-Employee Directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors” within the meaning of Treasury regulation Section 1.162-27(e)(3) of the Code. The Compensation Committee, within the parameters of the Stock Plan, has authority to determine to whom options or awards are granted, the number of options or awards granted, and the terms of such options and awards. All questions of interpretation or application of the Stock Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

Terms of Options and Awards.  Each option or award granted will be evidenced by a stock option or restricted stock purchase agreement. The Compensation Committee will fix the term and vesting provisions of all options granted pursuant to the Stock Plan, provided, however, that the term of any option granted may not exceed ten years from the date on which the option is granted.

The exercise price of ISOs may not be less than 100% of the fair market value of the shares of common stock, as determined by the Board of Directors or the Compensation Committee, as the case may be, on the date the option is granted. The exercise price of non-qualified stock options may be equal to, less than or more than the fair market value of the shares of common stock on the date the option is granted. In addition, the aggregate fair market value (determined as of the date an ISO is granted) of the shares of stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no ISO shall be granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company.

Restricted stock purchase awards granted under the Stock Plan will be in such amounts and at such times as determined by the Compensation Committee. The purchase price, as well as the vesting provisions, of such awards shall be determined by the Compensation Committee and the purchase price may be equal to, less than or more than the fair market value of the shares of common stock to be awarded.

Term of the Stock Plan.  The Stock Plan is effective as of January 7, 1999 and will continue in effect until January 7, 2009 unless terminated prior to such date by the Board of Directors.

Certain Federal Income Tax Consequences

The tax consequences of ISO’s, non-qualified stock options and restricted stock purchase awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

ISOs granted pursuant to the Stock Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. If an optionee does not dispose of the shares acquired pursuant to exercise of an ISO within one year after the transfer of such shares to the optionee and within two years from grant of the option (the “ISO holding period requirements”), such optionee will recognize no taxable income as a result of the grant or exercise of such option. (However, for alternative minimum tax purposes the optionee will recognize as an item of tax preference the difference between the fair market value of the shares received upon exercise and the exercise price.) Any gain or loss that is subsequently recognized upon a sale or exchange of the shares may be treated by the optionee as long-term capital gain or loss, as the case may be. The Company will not be entitled to a deduction for federal income tax purposes with respect to the issuance of an ISO, the transfer of shares upon exercise of the option or the ultimate disposition of such shares (provided the ISO holding period requirements are satisfied).

If shares received upon exercise of an ISO are disposed of prior to satisfaction of the ISO holding period requirements, the optionee generally will recognize taxable ordinary income, in the year in which such disqualifying disposition occurs, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, and (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. In addition, the excess, if any, of the amount realized by the optionee on such disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will be treated as capital gain, long-term or short-term, depending on whether, after exercise of the option, the shares were held for more than one year (the applicable long-term capital gain holding period) prior to such disposition.

Non-qualified stock options may be granted under the Stock Plan. An optionee generally will not recognize any taxable income upon grant of a non-qualified stock option. The optionee will recognize taxable ordinary income, at the time of exercise of such option, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the optionee upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether, after the exercise of the option, the shares were held for more than one year prior to such sale or exchange.

Restricted stock purchase awards may also be granted pursuant to the Stock Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize taxable ordinary income (and the holding period for such shares would commence) at the time that such shares become vested, in an amount equal to the excess of the fair market value of the shares at that time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under Section 83(b), he or she would recognize taxable ordinary income (and the holding period for such shares would commence) at the time of purchase, in an amount equal to the excess of the fair market value of the shares at that time (determined without regard to any transfer restrictions imposed on the shares, vesting provisions or any restrictions imposed by the securities laws) over the purchase price paid for such shares. In either case, the Company should be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient in the same year that the recipient recognized such income, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the recipient upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether the shares were held for more than one year prior to such sale or exchange.

The American Jobs Creation Act of 2004 (the “Jobs Act”) which became law in October 2004, imposes a 20% penalty tax on compensation that is deferred after 2004 under a deferred compensation plan unless the plan under which the compensation is deferred meets certain requirements. The penalty also includes interest on any underpayment, generally from the year the compensation was first deferred. Under the Jobs Act and guidance from the Internal Revenue Service, “deferred compensation” includes certain forms of equity based compensation awards, including stock options granted at exercise prices below the market price of the underlying common stock at the date of grant; stock units; and other similar grants. “Deferred compensation” does not include options with an exercise price at or above the grant date market price or grants of restricted stock. The Department of the Treasury and Internal Revenue Service are expected to continue to issue additional guidance on the application of the Jobs Act to equity compensation, which may expand, extend or limit the types of equity based compensation awards subject to the penalties under the Jobs Act. Although the initial guidance indicates that any expansion of the coverage of the Jobs Act would be applied on a prospective basis only, there can be no assurance that any such guidance or other tax legislation may not have an effect on Benefits granted prior to the date of such guidance or legislation.

Equity Compensation Plan Information

The following table provides information as of May 31, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plan, the Centennial Communications Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan:

Number of Securities
Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants	Securities Reflected in
Plan Category	Rights	and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	12,257,199	$6.55	487,154
Equity compensation plans not approved by stockholders	—	—	—

Total	12,257,199	$6.55	487,154

(1)	Our existing equity compensation plan has been approved by our stockholders.

Proposal 3

RATIFICATION OF INDEPENDENT AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending May 31, 2008. In accordance with our policy of seeking annual stockholder ratification of the selection of auditors, we request that such selection be ratified by stockholders. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its partners has any other relationship, direct or indirect, with the Company or its subsidiaries that would effect independence. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2008.

STOCKHOLDER PROPOSALS

If a stockholder wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive offices not later than April 26, 2008.

In accordance with Rule 14a-4(c)(1) of the Exchange Act, management proxy holders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the Company’s Annual Meeting in 2008 as to which the proponent fails to notify the Company on or before July 10, 2008 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to stockholders). Notifications must be addressed to the Company’s General Counsel at 3349 Route 138, Wall, New Jersey 07719.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any other business which others intend to bring before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting or any adjournment of the Annual Meeting, the persons named in the accompanying proxy intend to vote on such matters as they, in their discretion, may determine.

By Order of Board of Directors

Tony L. Wolk
Senior Vice President, General Counsel and Secretary

Dated: August 23, 2007

Please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, or vote by telephone or via the Internet. On written request of any stockholder, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007, including the financial statements and the schedules thereto, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act may be obtained without charge from Tony L. Wolk, General Counsel, Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719.

ANNUAL MEETING OF STOCKHOLDERS OF CENTENNIAL COMMUNICATIONS CORP. September 27, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20930300000000001000 6 092707 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Proposal to approve an amendment to the Company’s 1999 Stock Option and Restricted Stock Purchase Plan to increase NOMINEES: the number of shares issuable thereunder by 3,000,000 shares. FOR ALL NOMINEES O Darren C. Battistoni O Anthony J. de Nicola 3. Proposal to ratify the appointment of Deloitte & Touche WITHHOLD AUTHORITY O Thomas E. McInerney LLP as independent auditors for the Company for the fiscal FOR ALL NOMINEES O James P. Pellow year ending May 31, 2008. O Raymond A. Ranelli FOR ALL EXCEPT O Robert D. Reid 4. In their discretion, the named proxies are authorized to vote in accordance (See instructions below) O Scott N. Schneider with their own judgment upon such other matters as may properly come O Michael J. Small before the Annual Meeting. O J. Stephen Vanderwoude THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” MATTERS REFERRED TO IN ITEM 4. and fill in the circle next to each nominee you wish to withhold, as shown here: The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxy or proxies heretofore given. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that enter your account number and tax identification number to log in, then select Receive changes to the registered name(s) on the account may not be submitted via Company Mailings via E-Mail and provide your e-mail address. this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF CENTENNIAL COMMUNICATIONS CORP. September 27, 2007 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. — OR — TELEPHONE — Call toll-free 1-800-PROXIES COMPANY NUMBER (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the ACCOUNT NUMBER instructions. Have your proxy card available when you call. — OR — INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20930300000000001000 6 092707 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Proposal to approve an amendment to the Company’s 1999 Stock Option and Restricted Stock Purchase Plan to increase NOMINEES: the number of shares issuable thereunder by 3,000,000 shares. FOR ALL NOMINEES O Darren C. Battistoni O Anthony J. de Nicola 3. Proposal to ratify the appointment of Deloitte & Touche WITHHOLD AUTHORITY O Thomas E. McInerney LLP as independent auditors for the Company for the fiscal FOR ALL NOMINEES O James P. Pellow year ending May 31, 2008. O Raymond A. Ranelli FOR ALL EXCEPT O Robert D. Reid 4. In their discretion, the named proxies are authorized to vote in accordance (See instructions below) O Scott N. Schneider with their own judgment upon such other matters as may properly come O Michael J. Small before the Annual Meeting. O J. Stephen Vanderwoude THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” MATTERS REFERRED TO IN ITEM 4. and fill in the circle next to each nominee you wish to withhold, as shown here: The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxy or proxies heretofore given. JOHN SMITH PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY 1234 MAIN STREET USING THE ENCLOSED ENVELOPE. APT. 203 NEW YORK, NY 10038 ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that enter your account number and tax identification number to log in, then select Receive changes to the registered name(s) on the account may not be submitted via Company Mailings via E-Mail and provide your e-mail address. this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership , please sign in partnership name by authorized person.

CENTENNIAL COMMUNICATIONS CORP. 3349 ROUTE 138, BLDG A. WALL, NJ 07719 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas J. Fitzpatrick and Tony L. Wolk, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Communications Corp., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, September 27, 2007, or at any adjournment or adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters: (Continued and to be signed on the reverse side) 14475